Private Label Exclusive Manufacturing and Distribution Agreement to the Direct Network Marketing Business Worldwide.

This Private Label Exclusive Manufacturing and Distribution Agreement (the "Agreement") is made between NutraFuels, Inc. (**"NutraFuels"**), with its head office located at: 6601 Lyons Rd. Suite L-6&7 Coconut Creek, FL 33073 and AMS Health Sciences LLC **("AMS")**, with its head office located at 711 NE 39th Street, Oklahoma City, OK 73105 and collectively referred to as the "Parties".

Communications and correspondence will be sent to:

Innovative:

NutraFuels, Inc.
6601 Lyons Rd.
Suite L 6 & 7
Coconut Creek, FL 33073
Tel:561-212-3816 or 888-509-8901 Fax: 754-227-5970
E-mail: edgar@nutrafuels.com

AMS:

AMS Health Sciences LLC
711 NE 39th Street
Oklahoma City, OK 73105
Tel: 888-267-6733, 405-255-1729 Fax: 405-843-4935
E-mail: dhamendra.lachman@amsonline.com

Dhamendra Lachman
30 Overbrooke Lane
Upper Brookville, NY 11545
Tel: 516-200-9157 or 347-854-9012

WHEREAS, AMS intends to distribute a line of oral sleep spray and wishes to have NutraFuels manufacture and supply such product "The Product";

WHEREAS, NutraFuels wishes to manufacture the Product for AMS pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, for the consideration expressed in this Agreement, **It Is Hereby Agreed**:

1. **PRODUCTS AND PRICING**: The Product covered by this Agreement is only the oral sleep product listed on Exhibit "A" NaturaFuels give AMS the exclusive right to sell the Product any price.

2. **PAYMENT TERMS**: With the submission of each purchase order:
   a) Minimum orders will be for a full production run as per the provided quotations.

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b) Private label purchase orders will require a 50% deposit with the purchase order, and the remaining 50% due upon delivery of products to AMS's warehouse in Oklahoma City.

3. **TERM**: The term of this Agreement is for five (5) years commences on the date of the signing of this Agreement as set out below and automatically renews after the first five-year period by an additional one (1) year unless terminated according to Paragraph 10.

4. **TERRITORY:**

a) NutraFuels hereby grants AMS a worldwide license and distribution right to sell and market the Oral Sleep Spray exclusively to the direct network marketing business model segment under AMS's private label.

c) Each territory outside of the United States will be established based on Product registration requirements within each country.

b) AMS shall be responsible for getting the Product approved for sale in each foreign market. NutraFuels shall cooperate and reasonably assist AMS in such efforts. AMS shall not sell any Product in such countries until it is lawful to do so through either registration or personal use orders. NutraFuels will reasonably cooperate with AMS in getting such Product permitted for sale in such other foreign countries as AMS shall request.

5. **MANUFACTURING PROVISIONS**:

a) NutraFuels agrees to supply the Product in accordance with the agreed upon formulation and specifications in a workmanlike manner and pursuant to industry standards. Additionally, NutraFuels promises that (A) the ingredients and other items which it supplies for the Product will be of such quality and consistency in accordance with all applicable standards and regulations within the dietary supplement industry; and (B) in the case of finished product, each product will be of appropriate quality. NutraFuels shall fill orders in the time frame quoted on the Manufacturing Quotation or Order Acknowledgement.

b) Purchase orders shall be used by AMS when placing orders with NautaFuels. Each of those orders will at a minimum: identify the Product ordered, the quantity to be manufactured, price, order total, manufacturing, packaging, delivery requirements, shipping requirements and delivery location. Ownership of Product transfers to AMS when each order or a portion of the order is loaded into the delivery vehicle at the Manufacturing Warehouse. Title to and risk of loss of Product shall pass to AMS when Product is shipped.

c) If AMS wishes to initiate any Product changes, they will be made as to not interfere with current orders in process. Changes will be made in cooperation with NutraFuels.

d) NutraFuels and NutraFuels' Manufacturer will adhere to all current governmental regulations, certifications, or registration with respect to the manufacture of dietary supplements and of the Product.

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e) Each party shall notify the other immediately of any enforcement action, including any warning letter issued by the FDA or FTC to any party. This applies to action or threat to action by local, state or federal entity or by private party or entity.

6. OWNERSHIP OF PRODUCTS AND TECHNOLOGY

a) NutraFuels has developed and owns the formulations and all intellectual property rights.

7.CONFIDENTIALITY: Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, neither party shall divulge or announce, or in any manner disclose to any third party, any confidential information or matters revealed to the other party or any of the terms and conditions of this Agreement which are specific to this Agreement. Each party shall do all such things as are reasonably necessary to prevent any company information, financial information, trade secrets, formulations, manufacturing know-how, flavoring, raw material specifications, customer lists, business dealings or other confidential information from becoming known to any party other than the parties involved with the transaction. The Parties agree to maintain strict confidentiality of the technology, trade secrets, formulas, raw material specifications, and other information of value to each Party. This Section 7 survives termination of this Agreement.

8. MARKETING PROVISIONS

a) AMS will allow product marketing claims for the Products to be reasonably reviewed by NutraFuels, with regard to compliance with the applicable rules and regulations enforced by the FDA and FTC.

b) All product trials/samples must be accompanied by the ingredient list, suggested use and warning as either an affixed tent card/brochure or a separate brochure provided at the time the sample is provided.

9. WARRANTIES, DISCLAIMERS, INSURANCE AND VOLUME REQUIREMENTS::

a) AMS agrees to defend, indemnify and hold NutraFuels and its employees harmless of, from and against any injury, charges, suits, damages, costs, expenses, judgment, penalties, claims, liabilities or losses which may be demanded of or incurred by NutraFuels and its employees arising out of any gross negligence resulting from any of AMS's marketing activities with respect to the Product.

b) NutraFuels agrees to defend, indemnify and hold AMS and its employees harmless of, from and against any injury, charges, suits, damages, cost, expenses, judgment, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be demanded of or incurred by AMS and its employees resulting from any Product Liability claims associated with manufacturing defects, ingredients used in manufacturing or negligence by NutraFuels.

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c) Insurance: NutraFuels and AMS both agree to have in effect throughout the duration of this Agreement, product liability insurance. The minimum acceptable insurance coverage is an amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate per policy year. NutraFuels will provide AMS with a valid certificate of liability insurance naming AMS as additional insured.

d) Volume Requirements: AMS is required to purchase a minimum for $500,000 of products for any rolling twelve-month period commencing with the month the first order was shipped to AMS. AMS agrees to use best effort to maximize the sale of this Product. Both Parties agree to adjust this minimum on an annual basis.

10. TERMINATION: Any party may terminate this Agreement due to a breach by the other party if the breach is not cure as follows:

a) Alleged failure to comply with all the terms of this Agreement or other cause.

b) Set cure will be discussed and provided in writing and agreed to by the Parties within 15 days of notice of default.

c) The Parties will have thirty days to remedy the cause or take necessary steps to remedy the breach to prevent termination and repair the actual damage to the Parties.

Upon termination of the exclusivity, AMS has not restriction to market, sell or develop its own sleep product.

12. NO PARTNERSHIP, JOINT VENTURE OR AGENCY: Nothing contained in this Agreement shall be deemed or construed to constitute or create between the parties a partnership, joint venture or agency.

13. FORCE MAJEURE: The parties shall be released from their respective obligations if government regulations not currently existing or other causes arising out of a state of war or other national emergency, or other causes beyond the reasonable control of the parties such as fire, earthquake, or other casualty or natural cases, renders performance of such obligations reasonably impracticable.

14. COMPLETE AGREEMENT; "DAYS": This Agreement contains all of the Agreements and understandings of the parties relating to the subject matter. It merges all prior written or oral communications between the parties. This Agreement may not be modified except in writing, signed by both parties. Each reference to a day in this Agreement means a calendar day, including holidays. This Agreement is assignable by each of its successor and assignor.

15. GOVERNING LAW AND JURISDICTION: This Agreement shall be interpreted and enforced pursuant to the laws of New York. The parties agree to submit all disputes arising under or pursuant to this Agreement for resolution by Arbitration adopting the American Arbitration Association, Commercial Arbitration Expedited Rules. All claims for

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non-injunctive relief, including damages, shall be decided by arbitration only and binding; this applies even if an action for injunctive relief is filed in a court.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Date as signed below.

Each signatory of this Agreement, fully understands it, and represents that he or she has full authority to sign it on behalf of his or her respective company.

NutraFuels, Inc.

By: Edgar Ward
Name and Title: Edgar Ward, President and CEO

Date Signed: 7/23/2013

AMS Health Sciences, LLC

By:
Title: Dhamendra Lachman, Managing Member

Date Signed: 07-23-2013

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NUTRAFUELS

FUELS YOUR LIFE

QUOTE

NutraFuels, Inc.
6601 Lyons Rd. Suite L-6&7
Coconut Creek FL. 33073
(D). 561.212.3816 (P).888.509.8901 (F).754.227.5970

DATE: JULY 17, 2013
INVOICE #

EXPIRATION DATE August 17, 2013

TO AMS/SABA
Att: Dhamendra Lachman
711 NE. 39th St.
Oklahoma City OK. 73160

Exhibit 'A'

SALESPERSON	JOB	SHIPPING METHOD	SHIPPING TERMS	DELIVERY DATE	PAYMENT TERMS	DUE DATE
Clark Bartram	SABA	TBD	Initial order 45 Days		50% upfront 50% Upon delivery	

QTY	ITEM #	DESCRIPTION	UNIT PRICE	DISCOUNT	LINE TOTAL
25,000	SLP 30 serv.	Oral Sleep Spray 30 Servings	$3.30		
100,000	SLP 30 serv.	Oral Sleep Spray 30 Servings	$2.85		
10,000	SLP 5 serv. Sam.	Oral Sleep Spray 5 Serving Sample	$1.25		
100,000	SLP 5 serv. Sam.	Oral Sleep Spray 5 Serving Sample	$1.15		
10,000	SLP 10 serv. Sam.	Oral Sleep Spray 10 Serving Sample	$1.35		
100,000	SLP 10 serv. Sam	Oral Sleep Spray 10 Serving Sample	$1.25		
			TOTAL DISCOUNT		
				SUBTOTAL	
				SALES TAX	
				TOTAL	

Quotation prepared by: Edgar Ward President/CEO

This is a quotation on the goods named, subject to the conditions noted below.

To accept this quotation, sign here and return: ______________________

Thank you for your business!

EW
7/22/13